EXHIBIT 4.1

FORM OF WARRANT

NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REPRESENTATIONS AND AGREEMENTS MADE BY THE RECORD HOLDER HEREOF SET FORTH IN THIS WARRANT.

SPO MEDICAL INC.

Number of Shares: ______                                                                        Date of Issuance: May __, 2013

FOR VALUE RECEIVED, subject to the provisions hereinafter set forth, the undersigned, SPO Medical Inc., a Delaware corporation (together with its successors and assigns, the “Issuer” or the “Company”), hereby certifies that, ___________, or his/its registered permitted assigns (the “Holder”) is entitled to subscribe for and purchase, during the period specified in this Warrant up to 4,500,000 shares (subject to adjustment as hereinafter provided) of the duly authorized, validly issued, fully paid and non-assessable Common Stock (the “Common Stock”) of the Company (in each such case, the “Warrant Shares”), at an exercise price per share equal to $0.10 (“Per Share Warrant Price”); subject, however, to the provisions and upon the terms and conditions hereinafter set forth.

1. Warrant Period; Exercise of Warrant

1.1 Exercise. The Warrant shall be immediately exercisable and shall continue to be exercisable through the Expiration Date (such period being the “Warrant Period”). The term “Expiration Date” shall mean the fifth anniversary of the date of issuance. The Holder may exercise this Warrant, in whole or part, , by the surrender of this Warrant (with a duly executed exercise form in the form attached at the end hereof as Exhibit A) at the principal office of the Company, together with the proper payment of the Per Share Warrant Price times the applicable number of Warrant Shares.

1.2 Upon such surrender of this Warrant and proper payment, the Company will (a) issue a certificate or certificates in the name of Holder for the Warrant Shares to which the Holder shall be entitled and (b) if the Warrant is exercised in part, deliver to the Holder certificates evidencing the balance, if any, of the Warrant Shares to be issuable pursuant to the provisions of this Warrant.

2. Representations and Warranties

The Holder (i) represents, warrants, covenants and agrees that the Warrant and the underlying Warrant Shares are being acquired by the Holder for the Holder's own account, for investment purposes only, and not with a view to any public distribution thereof or with any present intention of so distributing all or any part of the Warrant or the Warrant Shares; (ii) understands (x) that if it should thereafter decide to dispose of such Warrant or Warrant Shares (which it does not contemplate at such time) it may do so only in compliance with the Securities Act, including any exemption there from, and (y) this Warrant and the Warrant Shares are not registered under the Securities Act; and (iii) acknowledges that, as of the date hereof, it has been given a full opportunity to ask questions of and to receive answers from the Company concerning this Warrant and the Warrant Shares and the business of the Company and to obtain such information as it desired in order to evaluate the acquisition of this Warrant and the Warrant Shares, and all questions have been answered to its full satisfaction.

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3. Reservation of Shares

3.1 The Company covenants that it has authorized and shall maintain in reserve, and will keep available solely for issuance or delivery upon exercise of the Warrant, the Warrant Shares and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant.

3.2 The shares of Common Stock represented by each and every certificate for Warrant Shares delivered upon exercise of this Warrant shall at the time of such delivery, be duly authorized, validly issued and outstanding, fully paid and non-assessable and not subject to preemptive rights or rights of first refusal. The Company shall pay all documentary, stamp or similar taxes and other similar governmental charges that may be imposed with respect to the issuance or delivery of any Common Shares upon exercise of the Warrants (other than income taxes); provided, however, that if the Common Shares are to be delivered in a name other than the name of the Holder, no such delivery shall be made unless the person requesting the same has paid to the Company the amount of transfer taxes or charges incident thereto, if any.

4. Adjustment

4.1 In case of any consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving or the continuing corporation), such successor corporation or entity, as the case may be, shall (i) execute with the Holder an agreement that the Holder shall have the right thereafter to receive upon the exercise of the Warrant the kind and amount of shares and/or other securities or other property which he would have owned or have been entitled to receive after the happening of such consolidation or merger had the Warrant been exercised immediately prior to such action, (ii) make effective provision in its certificate of its incorporation or otherwise, if necessary, in order to effect such agreement, and (iii) set aside or reserve for the benefit of the Holder, the stock, securities, property and cash to which the Holder would be entitled to upon exercise of this Warrant.

4.2 In case the Company shall (A) pay a dividend or make a distribution on its shares of Capital Stock (B) subdivide or reclassify its outstanding Capital Stock into a greater number of shares, or (C) combine or reclassify its outstanding Capital Stock into a smaller number of shares or otherwise effect a reverse split, (other than a change in par value or from no par value to a specific par value), both the number of Warrant Shares and the Exercise Price shall be proportionately adjusted so that the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares as the Holder would have owned had this Warrant been exercised immediately prior to such dividend, subdivision, combination or reclassification.

4.3 The above provisions of this section 4 shall similarly apply to successive reclassifications and changes of shares of capital stock of the Company and to successive consolidations.

4.4 Upon the occurrence of each adjustment pursuant to this Section 4, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based, and promptly deliver such certificate to the Holder in accordance with the provisions of Section 10 hereof.

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5. Limited Transfer

The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant this Warrant has not been registered under the United States Securities Act of 1933, as amended, (the "Act") or similar applicable laws in other jurisdictions and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Warrant Shares. Neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act or similar applicable laws relating to such security or an opinion of counsel satisfactory to the Company that registration is not so required under the Act or similar applicable laws. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

6. Loss, etc. of Warrant

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, and upon reimbursement of the Company's reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

7. Warrant Holder Not Shareholder

Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

8. Ownership Caps and Certain Exercise Restrictions.

(a) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 9.999% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise).  For such purposes, “beneficial ownership” shall be determined in accordance with Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.  The Company’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation, but in no event later than the Expiration Date.  By written notice to the Company, the Holder may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company. In all circumstances, exercise of this Warrant shall be deemed to be the Holder’s representation that such exercise conforms to the provisions of this Section 11 and the Company shall be under no obligation to verify or ascertain compliance by the Holder with this provision

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(b ) In no event may the Holder exercise this Warrant in whole or in part unless the Holder is an “accredited investor” as defined in Regulation D under the Securities Act at the time of exercise.

9. Headings

The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

10. Notices.

Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing to the appropriate addresses set forth below.

(i)	If to the Company, at 3 HaGavish St. Kfar Saba, Israel 44425.

(ii) if to the Holder, to the address set forth in the Subscription Agreement or such other address as the Holder may designate.

11. Governing Law

This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and performed within such State.

12. Waiver

Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the date first written above.

SPO MEDICAL INC.

By: __________________________

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EXHIBIT A

WARRANT EXERCISE FORM

_________________, 20___

TO:

RE: Exercise of Warrant

The undersigned hereby irrevocably elects to exercise the attached Warrant to the extent of ___________________ shares of Common Stock of SPO Medical Inc. then issuable according to the terms thereof at the per share price of $0.10. Payment to the Company of the total purchase price for such shares has been made simultaneously with the delivery of this exercise of warrant.

By: ___________________

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